                     FLOATING STORAGE AND OFFLOADING SYSTEM
                                BAREBOAT CHARTER
                                    BETWEEN
                            WATERTIGHT SHIPPING B.V.
                                   AS LESSOR
                                      AND
                       THAIPO LIMITED, THAI ROMO LIMITED,
               PALANG SOPHON LIMITED AND B8/32 PARTNERS LIMITED,
                                  AS CHARTERER
                          DATED AS OF AUGUST 24, 1998

                               TABLE OF CONTENTS

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                                                                                                                     PAGE
                                                                                                                   ---------
       1.  TRANSPORTATION, INSTALLATION AND COMMISSIONING OF THE FSO.............................................          1
       2.  FSO TO BE CHARTERED...................................................................................          2
       3.  SERVICE...............................................................................................          2
       4.  DURATION OF CHARTER...................................................................................          2
       5.  [INTENTIONALLY OMITTED]...............................................................................          3
       6.  REPRESENTATIONS AND WARRANTIES........................................................................          3
       7.  MAINTENANCE AND OPERATION.............................................................................          5
       8.  INSPECTION............................................................................................          7
       9.  COMPENSATION..........................................................................................          7
      10.  CHANGE IN LAW.........................................................................................         11
      11.  TAXES.................................................................................................         11
      12.  CONFLICTS OF INTEREST.................................................................................         11
      13.  LIENS AGAINST THE FSO.................................................................................         11
      14.  INVENTORY.............................................................................................         13
      15.  GAS SALES AGREEMENT...................................................................................         13
      16.  DOWNTIME..............................................................................................         13
      17.  INSURANCE.............................................................................................         14
      18.  INDEMNITY.............................................................................................         18
      19.  NON-WAIVER OF DEFAULTS................................................................................         21
      20.  FORCE MAJEURE.........................................................................................         22
      21.  LAW AND ARBITRATION...................................................................................         23
      22.  NOTICES...............................................................................................         23
      23.  PURCHASE OPTION.......................................................................................         24
      24.  GUARANTY..............................................................................................         26
      25.  REDELIVERY OF FSO.....................................................................................         27
      26.  REQUISITION...........................................................................................         28
      27.  GENERAL AND PARTICULAR AVERAGE........................................................................         28
      28.  SALVAGE...............................................................................................         28
      29.  AUDIT.................................................................................................         29
      30.  DEFAULT...............................................................................................         29
      31.  REMEDIES..............................................................................................         29
      32.  MISCELLANEOUS.........................................................................................         32

Appendix A     TECHNICAL DESCRIPTION AND SPECIFICATIONS
Appendix B-1   FORM OF LESSOR PARENT COMPANY GUARANTY AND INDEMNITY
Appendix B-2   FORM OF PERFORMANCE GUARANTY
Appendix C-1   PURCHASE PRICE
Appendix C-2   PURCHASE PRICE
Appendix D-1   INITIAL PERFORMANCE TESTS
Appendix D-2   FINAL PERFORMANCE TESTS
Appendix E     QUIET ENJOYMENT LETTER

                     FLOATING STORAGE AND OFFLOADING SYSTEM
                                BAREBOAT CHARTER

    This Bareboat Charter (this "Agreement"), made and entered into as of August 24, 1998, by and among Watertight Shipping B.V., a company organized under the laws of The Netherlands ("Lessor"), and Thaipo Limited, a company organized under the laws of the Kingdom of Thailand ("Thaipo"), Thai Romo Limited, a company organized under the laws of the Kingdom of Thailand ("Thai Romo"), Palang Sophon Limited, a company organized under the laws of the Kingdom of Thailand ("Palang"), and B8/32 Partners Limited, a company organized under the laws of the Kingdom of Thailand ("B8/32" and, together with Thaipo, Thai Romo and Palang, the "Charterer").

                              W I T N E S S E T H

      WHEREAS, the Petroleum Concession Agreement No. 1/2q534/36, dated August 1, 1991, covering block B8/32 offshore Thailand was awarded by the Ministry of Industry to Maersk Oil (Thailand) Ltd., Thaipo and Thai Romo, and Supplementary Petroleum Concession No. 1 to Petroleum Concession No. 1/2534/36, dated March 6, 1992, permitted The Sophonpanich Co., Ltd., to enter into Petroleum Concession No. 1/2534/36 (collectively, the "Concession Agreement");

      WHEREAS Thaipo, Thai Romo, Palang (formerly known as Sophon Thai Gulf Limited which was successor in interest to The Sophonpanich Co. Ltd.) and B8/32 (formerly known as Maersk Oil (Thailand) Ltd.) are currently the concessionaires under the Concession Agreement in that portion of the concession known as the Benchamas Field;

      WHEREAS, Charterer desires to charter from Lessor on a bareboat basis a Floating Storage and Offloading System known as the "Benchamas Explorer" (the "FSO"), for use in the Benchamas Field, Thailand;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, Lessor and Charterer agree as follows:

1.    TRANSPORTATION, INSTALLATION AND COMMISSIONING OF THE FSO.

     Lessor shall be responsible for delivery (the "Delivery") of the FSO to Charterer in international waters in the vicinity of Thailand (the "Delivery Site") as evidenced by a certificate of delivery issued by Lessor and countersigned by Charterer. Prior to Delivery, Lessor shall be fully responsible for and assume all risks with respect to the FSO. Charterer has hired an operator ("Operator") pursuant to an Operating Agreement (the "Operating Agreement") to operate the FSO commencing with Delivery. Operator shall be responsible for completing all work to be performed in respect of the FSO from Delivery until Field Acceptance, as herein defined, has occurred, including completing all construction work, transporting the FSO from the Delivery Site to the site in the Benchamas Field designated by Charterer (the "Offshore Site"), hooking-up the FSO on its anchoring system and completing all Performance Tests, as herein defined. Operator shall also be responsible for commissioning the FSO.

2.    FSO TO BE CHARTERED.

     Charterer hereby agrees to bareboat charter the FSO as described in APPENDIX A and its inventory from Lessor, for the period and upon the terms and conditions stated herein. Lessor represents, undertakes and warrants that at the time of Delivery the FSO shall comply with the requirements of the Technical Specifications set forth in APPENDIX A hereto (the "Technical Specifications") and shall be properly documented and classed as ABS A1 Floating Storage and Offloading System, with no recommendations affecting class and as per the particulars of APPENDIX A. At the time of Delivery, the FSO shall be seaworthy and in every respect ready in hull, machinery and equipment for service hereunder.

3.    SERVICE.

     Charterer shall have the full use of the FSO at the Offshore Site and, subject to Lessor's approval, not to be unreasonably withheld or delayed, at any other place in the world where its operation is not prohibited by applicable law and/or regulations excluding, however, the United States of America and its territories. Charterer may subcontract to identified subcontractors certain of its obligations hereunder, including, but not limited to, those relating to the operation, maintenance and repair of the FSO. However, such subcontracts shall not relieve Charterer of such obligations, except to the extent that such obligations are subcontracted to a party acceptable to Lessor.

4.    DURATION OF CHARTER.

4.1. The term (the "Initial Term") of this Agreement shall commence upon Delivery. The Initial Term shall end upon a date ten (10) years after the Hire Commencement Date (as defined in Article 9.1.).

4.2. Neither Field Acceptance (as defined in the Operating Agreement) nor Final Acceptance (as defined in the Operating Agreement) by Charterer shall be construed as a waiver or discharge of any of the representations, warranties or undertakings of Lessor in or with respect to this Agreement or the FSO.

4.3. Upon the expiration of the Initial Term, (a) Charterer shall have the option to terminate this Agreement, extend this Agreement on an annual basis at hire to be agreed upon by Lessor and Charterer, or purchase the FSO pursuant to Article 23. and (b) the Performance Guaranty shall be promptly returned to the issuer thereof. If Charterer is considering extending this Agreement, it shall give revocable notice of its desire to extend this Agreement at least 360 days prior to the expiration of the Initial Term. Upon the giving of such notice, Charterer and Lessor shall negotiate in good faith in an effort to reach agreement prior to 180 days prior to the end of the Initial Term on a Total Bareboat Rate for the term for which Charterer desires to extend this Agreement. In addition, Charterer shall have the option to purchase the FSO pursuant to Article 23. by irrevocable notice to Lessor at least 180 days prior to the end of the Initial Term. If no agreement on a Total Bareboat Rate for an extended term is timely reached and if no notice of an election to purchase the FSO is timely given, Charterer shall be deemed to have exercised its option to terminate this Agreement as of the end of the Initial Term.

5.    [INTENTIONALLY OMITTED].

6.    REPRESENTATIONS AND WARRANTIES.

6.1.   Lessor represents and warrants to Charterer that:

     (a) Lessor is a corporation duly organized and in good standing under the laws of The Netherlands; has all requisite corporate power and all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could be reasonably expected to have a material adverse effect on its business.

     (b) Lessor has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Lessor of this Agreement have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by Lessor and constitutes its legal, valid and binding obligation, enforceable against Lessor in accordance with its terms except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditor's rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of the articles of association of Lessor or any applicable law or regulation or any material agreement or instrument to which Lessor is a party or by which it is bound or to which it is subject or constitute a default under any such material agreement or instrument.

     (d) All authorizations, approvals and consents of, and filings or registrations with, any governmental or regulatory authority or agency, as are at the date of Delivery necessary for the execution, delivery or performance by Lessor of this Agreement and for the legality, validity, or enforceability hereof, will have been obtained at such date and thereafter will be maintained until the expiration or termination of this Agreement.

     (e) Lessor is a "tax resident" as such term is defined in the Netherlands-Thailand tax treaty. Lessor covenants that neither Lessor nor any agent acting on its behalf in connection with the performance of Lessor's obligations under this Agreement has, or during the term of the Agreement will have, a permanent establishment in Thailand.

6.2.   Charterer represents and warrants to Lessor that:

     (a) Each of the companies comprising Charterer is duly organized and in good standing under the laws of the Kingdom of Thailand; has all requisite power and all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could be reasonably expected to have a material adverse effect on its business.

     (b) Each of the companies comprising Charterer has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by each of the companies comprising Charterer of this Agreement have been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by each of the companies comprising Charterer and constitutes its legal, valid and binding obligation, enforceable against each of the companies comprising Charterer in accordance with its terms except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditor's rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of the organizational documents of each of the companies comprising Charterer or any applicable law or regulation or any material agreement or instrument to which any of the companies comprising Charterer is a party or by which it is bound or to which it is subject or constitute a default under any such material agreement or instrument.

     (d) All authorizations, approvals and consents of, and filings or registrations with, any governmental or regulatory authority or agency, as are at the date of Delivery necessary for the execution, delivery or performance by Charterer of this Agreement and for the legality, validity, or enforceability hereof, will have been obtained at such date and thereafter will be maintained until the expiration or termination of this Agreement.

6.3. OTHER THAN AS SPECIFICALLY STATED IN THIS AGREEMENT NO PARTY SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE TITLE, SEAWORTHINESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE OF THE FSO OR ANY PART THEREOF.

7.    MAINTENANCE AND OPERATION.

7.1. Lessor agrees that the FSO shall, from the date of Delivery and until termination of this Agreement in accordance with its terms, be in the full possession and at the absolute disposal for all purposes of Charterer and under Charterer's complete control in every respect. Subject to Lessor's obligations pursuant to Article 7.3. to cause the FSO to meet and maintain requirements of the American Bureau of Shipping ("ABS"), Charterer shall maintain the FSO in a good state of repair. In addition, Charterer shall maintain the FSO in efficient operating condition and in accordance with good commercial maintenance practice, and shall keep the FSO (subject to Article 7.3.) with valid, unexpired classification of the class as indicated in Article 2., free of recommendations and notations affecting class. Charterer shall furnish Lessor with one duplicate original or certified true copy of all class and flag certificates issued or notated during the duration of the charter upon their issuance or notation. Lessor shall keep all Thai, Panamanian (Panama being hereinafter referred to as the "Country of Registry") and other required certificates valid, up-to-date and in full force at all times. Charterer shall maintain the following maintenance reports, records, surveys and documents: Planned Maintenance System, Continuous Survey of Machinery and such other reports, records, surveys and documents as Lessor shall reasonably specify in writing. Charterer shall provide copies of such documents to Lessor upon Lessor's request. Lessor shall provide Charterer and Operator with all authorizations which Charterer may reasonably require in order to accomplish the actions required or permitted to Charterer under this
     Article 7.

7.2. Charterer shall take immediate steps to have all necessary repairs done within a reasonable time.

7.3. Provided that the FSO is located at the Offshore Site, in the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the FSO by reason of new class requirements or compulsory legislation or in order to maintain the FSO in compliance with the Technical Specifications, then Lessor shall carry out such work at its expense.

7.4. Charterer shall establish and maintain financial security of responsibility in respect of oil or other pollution damage as required by any government or other division or authority thereof, to enable the FSO, without penalty or charge, lawfully to enter and remain at the Offshore Site in performance of this Agreement or in the case of removal of the FSO to another site as may be permitted by the terms hereof, at such other site. Charterer shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at Charterer's sole expense.

7.5. Charterer shall at its own expense and by its own procurement, except as stated to the contrary elsewhere, man, victual, operate, supply, fuel and repair the FSO whenever required during the duration of this Agreement and shall pay all charges and expenses of every kind and nature whatsoever incidental to its use and operation of the FSO under this Agreement. The master of the FSO (the "Master"), officers, crew and production personnel of the FSO shall be the servants of Operator for all purposes whatsoever.

7.6. Charterer shall comply with the regulations of the Country of Registry and, to the extent applicable, the Kingdom of Thailand or any other jurisdiction within which the FSO is operating. Charterer will cause the FSO to comply at all times with all applicable laws, treaties and conventions and with all rules and regulations issued thereunder and to have on board, when required thereby, valid certificates showing compliance therewith.

7.7. During the duration of this Agreement the FSO shall retain her present name and shall remain under and fly the flag of the Country of Registry, provided, however, that Charterer shall have the right to paint the FSO in its own colors, install and display its funnel insignia and fly its own house flag. Any change in such painting or change in such funnel insignia shall be for Charterer's account.

7.8. (a) Subject to Article 7.4. and Lessor's approval, which shall not be unreasonably withheld or delayed, Charterer shall have the right to add additional equipment, modify existing equipment or connect additional production facilities. Any such additions or modifications, including the installation thereof, shall be at the sole risk and expense of Charterer. Such additions, modifications and connections so installed shall, without necessity of further act, become part of the FSO and the property of Lessor; PROVIDED, HOWEVER, that so long as no Event of Default caused by Charterer (as defined in Article 30.) shall have occurred and be continuing, any such additions, modifications and connections not installed as replacements for property included on board the FSO on the date of Field Acceptance may be removed (so long as such removal can be accomplished without damage to the FSO) by Charterer, at its own expense and risk, at any time during, or at the expiration of, the Initial Term or any extension term upon reasonable prior notice, whereupon such equipment shall, without necessity of further act, become the property of Charterer.

     (b) Charterer may, in the ordinary course of maintenance, repair or overhaul of the FSO, remove any item of property constituting a part of the FSO; PROVIDED, HOWEVER, that such item is replaced as promptly as possible by an item of property which is free and clear of all liens, encumbrances and rights of others and is in as good operating condition, is as seaworthy and has a value and utility at least equal to the item of property being replaced. Any item of property removed from the FSO as provided in the preceding sentence shall remain the property of Lessor until replaced in accordance with the terms of such sentence, but shall then, without further act, become the property of Charterer. Any such replacement item of property shall, without further act, become the property of Lessor and be deemed part of the FSO as defined herein for all purposes hereof.

     (c) In the event that the FSO is relocated from the Offshore Site pursuant to Article 3. (but not as a result of any failure of the FSO to perform in accordance with the Technical Specifications at the Offshore Site or as a result of any required maintenance), Charterer shall be responsible for all costs of removal and installation and any design changes or equipment necessary for the FSO to perform in accordance with the Technical Specifications at its relocated site.

7.9. Charterer shall have the use of all items of inventory, equipment and spares being part of or on board the FSO on the date of Delivery, which Lessor undertakes to provide at its expense. Such inventory will be specified pursuant to Article 14. At Redelivery, Charterer shall replace all items of inventory, equipment and spares so that the inventory at Redelivery equals the items of inventory, equipment and spares on board the FSO on the date of Delivery, or shall pay the Lessor a mutually agreeable price for any unreplaced items of inventory.

8.    INSPECTION.

8.1. Lessor shall have the right at any reasonable time to inspect or survey the FSO itself or to instruct a duly authorized third-party surveyor to carry out such survey on its behalf to ascertain the condition of the FSO, and to satisfy itself that the FSO is being properly repaired, maintained and operated. Such inspections and surveys shall be at Lessor's risk and for Lessor's account. Charterer shall provide, free of charge to Lessor, upon reasonable request by Lessor, transportation from the shore base to the FSO and vice versa on its regular flights and, to the extent available, accommodations, catering and communication on board for such inspectors or surveyors.

8.2. Charterer shall also permit Lessor to inspect the FSO's log books whenever requested and shall promptly furnish Lessor with full information regarding any material casualties or other accidents or damage to or caused by the FSO.

9.    COMPENSATION.

9.1. As full compensation for the performance by Lessor of its obligations under this Agreement, Charterer shall pay Lessor a hire ("Hire"). Hire shall accrue in accordance with this Article 9. commencing at 0001 hours local time at the Offshore Site on the date ("Hire Commencement Date") on later of (a) Field Acceptance, and (b) the earlier of (i) May 15, 1999 or
     (ii) the date on which crude oil is stored on the FSO.

     Except as otherwise provided herein, Hire shall continue to accrue until the date when the FSO is redelivered to Lessor under the terms of this Agreement. Hire for the ten (10) years after the Hire Commencement Date shall be paid at the rate of Twenty-Three Thousand Three Hundred and Thirty Dollars (US $23,330) per day, (the "Total Bareboat Rate"), except as otherwise specifically provided herein, no other compensation or reimbursement shall be due to Lessor for the performance of its obligations hereunder.

     Except as provided below, with respect to all Hire and all other amounts payable by Charterer hereunder, the maximum liability of Thaipo shall be limited to 31.66667% of such Hire and other amounts, the maximum liability of Thai Romo shall be limited to 31.66667% of such Hire and other amounts, the maximum liability of Palang shall be limited to 5.00000% of such Hire and other amounts, and the maximum liability of B8/32 shall be limited to 31.666666% of such Hire and other amounts (each such percentage being referred to herein as the "Concessionaire Percentage"). Notwithstanding a member's Concessionaire Percentage, any member of Charterer shall have the right to pay Hire and other amounts on behalf of any other member of Charterer.

     The Concessionaire Percentages are intended to be the same as the percentage interest of each member of the Charterer under the Concession Agreement. If (i) any member of Charterer shall increase its percentage interest under the Concession Agreement or (ii) any member of Charterer shall assign any of its interest under the Concession Agreement to an entity that is not a member of Charterer, the Field Operator shall promptly notify Lessor of such change. Upon Lessor's receipt of notice from the Field Operator certifying an increase in percentage interest under the Concession Agreement or an assignment of an interest under the Concession Agreement, the Concessionaire Percentage for each member of Charterer shall be adjusted appropriately with respect to the maximum liability for Hire and other amounts that shall become payable on or after the date of such notice but such adjustment shall not affect the percentage liability of a member of Charterer for any Hire and all other amounts payable prior to the date of such notice. Notwithstanding the foregoing limitation of liability, the obligation of Charterer to pay Hire and all other amounts hereunder is absolute and unconditional to the extent set forth in this Agreement and Lessor shall have the remedies provided in Article 31.2. for any failure to pay Hire and all other amounts hereunder. If any member of Charterer shall assign any of its interest under the Concession Agreement to an entity that is not a member of Charterer, the assignee of such interest under the Concession Agreement shall at the time of such assignment be deemed to have a Concessionaire Percentage and to be a member of Charterer for all purposes of this Agreement as if such assignee had been an original signatory to this Agreement. If any member of Charterer assigns all of its interest under the Concession Agreement and provided that no Event of Default of Charterer (as defined in Article 30.) with respect to such assignor has occurred and is continuing, such member of Charterer shall be without further act released from any and all obligations under this Agreement which arise or accrue after the date of such assignment. Upon any change in Concession Percentages, Lessor, Charterer and each present and former member of Charterer agree to execute such additional documents and releases as may be requested to evidence the foregoing provisions including, without limitation, the assignee's agreement to be bound by the terms of this Agreement.

9.2. Payment of Hire shall be made monthly in advance, without any discount, adjustment, set off or deduction, except as specifically set forth in this
     Article 9. or otherwise in this Agreement. Lessor shall provide invoices to Charterer covering each payment of Hire at least ten (10) days before due. Payment of Hire shall be made to such account or accounts with such first class bank as Lessor shall designate in writing. Lessor shall not change such designations without Charterer's consent, which consent shall not be unreasonably withheld.

     The first and second payment of Hire shall be paid in same day funds before the close of business at the place of payment on the fifth business day of the calendar month beginning after the Hire Commencement Date. Except as otherwise provided in this Agreement, subsequent payments of Hire shall be paid in same day funds at the place of payment on the fifth business day of each applicable calendar month during the Initial Term or an extended term ("Hire Payment Date"). Hire shall accrue on a daily basis; provided that Hire for any periods that constitute less than a calendar day shall be a pro rata portion of Hire for such calendar day. If a Hire Payment Date falls on a day which is not a banking day at the place of payment, payment shall instead be made on the next succeeding day that is a banking day at such place, without interest. Any Hire paid but not earned shall be refunded on the next Hire Payment Date (or as otherwise provided under this Agreement) to Charterer by Lessor.

9.3. Upon request by Charterer, Lessor shall promptly pay to Charterer, or at the option of Charterer, at any time following an Event of Default by Lessor hereunder or a default under the Lessor Parent Company Guaranty, Charterer shall be entitled to deduct from the payments of Hire:

     (a) actual or reasonably estimated disbursements, if any, for Lessor's account;

     (b) any advances to Lessor's affiliates, contractors, subcontractors, or agents for expenses or disbursements for Lessor's account;

     (c) any previous overpayment of Hire, including payments made with respect to agreed periods of Downtime; PROVIDED, HOWEVER, that with respect to periods of Downtime that have not been agreed, Charterer shall not withhold Hire with respect thereto but that Hire paid with respect to such Downtime shall accrue interest at the rate of twelve percent (12%) per annum, compounded monthly, until agreed or settled through arbitration, whereupon Charterer may withhold such overpayment plus accrued interest through the date that Charterer recoups such Hire and interest;

     (d) any sums due in respect of Lessor's failure to meet Lessor's performance undertakings under this Agreement; and

     (e) any other sums or credits to which Charterer is entitled under this Agreement.

     If a deduction is made based on an estimate, the next Hire payment shall be adjusted, if necessary, to reflect any difference between such estimate and the actual amount of deduction that Charterer is able to verify. All deductions from Hire shall be verified by Charterer by production of vouchers or supporting documentation corresponding to the deductions within thirty (30) days after the applicable Hire Payment Date.

9.4. Notwithstanding anything contained in this Article 9. to the contrary, if when a payment of Hire is due hereunder, Charterer reasonably expects to redeliver the FSO before the next Hire Payment Date, Hire shall be paid prorated to the estimated date of Redelivery (as defined), and from which estimate Charterer may deduct amounts due or reasonably expected to come due to Charterer from Lessor for (i) disbursements on Lessor's behalf or charges for Lessor's account pursuant to any provision hereof including
     Article 9.3. and (ii) bunkers on board at Redelivery. Promptly after Redelivery, any overpayment shall be refunded by Lessor, or any underpayment made good by Charterer.

9.5. (a) Should the FSO become an actual total loss, Hire shall cease at the time of its loss or, if such time is unknown, at the time from which the FSO was last heard. Should the FSO become a total loss of any other kind, if approved in writing by Charterer in accordance with sub-clause (d) below, including, without limitation, a constructive, compromised, agreed or arranged total loss (a "constructive total loss"), Hire shall cease at the time of the casualty resulting in such loss. Within ninety (90) days after Hire has ceased under this Article 9.5., all monies owing to Charterer under the provisions of this Agreement at the time Hire ceases under this Article 9.5. shall be paid to Charterer, and likewise Lessor shall be paid the net amount of all sums due from Charterer. If the FSO shall have been missing for at least forty-eight (48) hours when a payment of Hire would otherwise be due, such payment shall be postponed until the safety of the FSO is ascertained.

     (b) Should the FSO become an actual total loss or a constructive total loss (i) for reasons other than negligence or willful misconduct of Lessor Group (as defined in Article 18.) and (ii) in circumstances where no Event of Default by Lessor or its affiliates, its Guarantor or the Operator (a "Lessor Party") has occurred and is continuing, this Agreement shall be deemed to be terminated as of the date on which the obligation to pay Hire ceases in accordance with Article 9.5.(a) without prejudice to (A) the payment obligations of Lessor and Charterer as described in Article 9.5.(a) and (B) any other provisions which would otherwise survive termination of this Agreement which, for the avoidance of doubt, does not include any obligation to rebuild the FSO or procure a new FSO.

     (c) Should the FSO become an actual total loss or a constructive total loss either (i) for reasons where the gross negligence or willful misconduct of a member of Lessor Group is a contributing factor; PROVIDED, THAT, no member of Charterer Group is either grossly negligent or guilty of willful misconduct in connection with such loss, or (ii) in circumstances where an Event of Default by a Lessor Party has occurred and is continuing, then, irrespective of such total loss, Charterer shall have the remedies set out in Article 31. hereof.

     (d) Lessor and its affiliates shall not be entitled to (i) claim under this Agreement or (ii) reach agreement with the insurers on the hull policies taken out by Lessor and its affiliates that, in either case, the FSO constitutes a total loss of any kind other than an actual total loss without the prior written approval of Charterer.

     (e) An actual total loss or a constructive total loss will not constitute in and of itself an Event of Default and, provided that there are no unpaid claims which have been asserted by Charterer, the Performance Guaranty shall promptly be returned to the issuer thereof.

9.6. In the event Charterer fails to make any payment (including without limitation any payment of Hire) due and owing to Lessor under this Agreement, Lessor shall so notify Charterer. If Charterer fails to pay amounts due and owing within five (5) business days after receipt of such notice, Charterer shall pay to Lessor, in addition to all other amounts then due and owing, a late fee at a rate equal to one-month LIBOR plus two percent (2%) on the amounts then due and owing for the period commencing on the date that such payment was due until paid without prejudice to any other remedies under this Agreement.

9.7. All payments of Hire and other amounts due hereunder from one party to the other shall be made in United States Dollars by interbank transfer. Except as otherwise provided herein, all sums due by one party to the other shall be paid within 30 days of receipt of invoice.

10.   CHANGE IN LAW.

     The Total Bareboat Rate is based on the tax laws of Thailand and The Netherlands as of the date of this Agreement and Lessor's qualification as a Netherlands corporation entitled to protection under The Netherlands-Thailand tax treaty. In the event there are any changes in (i) tax laws of The Netherlands or their interpretation, or (ii) Lessor's qualification as a "tax resident" (as defined in the Netherlands-Thailand tax treaty) of The Netherlands which affect the cost to Lessor of chartering the FSO, such additional costs shall be for Lessor's account and Lessor shall hold

     Charterer harmless from the consequences thereof. In the event there are any changes in tax laws in Thailand (including The Netherlands-Thailand tax treaty) or their interpretation which affect the cost to Lessor of chartering the FSO which cannot be remedied by reasonable actions on Lessor's part, such additional costs shall be for Charterer's account and Hire shall be adjusted accordingly.

11.   TAXES.

     Subject to the provisions of Article 10. regarding changes in existing tax laws or the interpretation thereof, all taxes (including income and withholding taxes) which are due with respect to the payment of the Total Bareboat Rate pursuant to this Agreement shall be paid by Lessor or reimbursed to Charterer by Lessor, except that Thailand value added taxes ("VAT"), other Thailand sales/use taxes and Thailand customs and import duties applicable to the FSO, shall be paid by Charterer or reimbursed to Lessor by Charterer. Charterer or its designee shall work together with Operator to ensure the importation of the FSO in the most cost efficient manner and, if necessary, Charterer or its designee shall be designated as the importer of the FSO. The party ultimately designated as the importer of the FSO shall be responsible for customs clearance and obtaining import licenses on the FSO.

12.   CONFLICTS OF INTEREST.

     Neither Lessor, its affiliates nor any of its subcontractors shall pay any fee, commission, rebate or other thing of value to, or for the benefit of, any employee of Charterer, its principals or any of its or their affiliates, nor shall Lessor or its affiliates do business with any company knowing that the results thereof might benefit an employee of the Charterer, its principals or any of its or their affiliates.

13.   LIENS AGAINST THE FSO.

13.1.  (a) Neither Lessor, Charterer nor the Master nor any other person shall have any right, power or authority to create, incur or permit to exist upon the FSO any lien, charge or encumbrance other than Permitted Encumbrances.

     (b) Lessor shall fasten to the FSO in a conspicuous place and maintain during the term of this Agreement a notice reading as follows:

                               NOTICE OF CHARTER

           This Vessel is mortgaged to               , and is under
           charter to Thaipo Limited, Thai Romo Limited, Palang Sophon Limited and B8/32 Partners Limited. With the exception of such mortgage, neither the Lessor, any affiliate of the Lessor, Charterer, any subcharterer, the master of this Vessel, nor any other person has the right, power or authority to create, incur or permit to be placed or imposed upon this Vessel, or its profits, any lien whatsoever, other than liens for master's and crew's wages or salvage.

     (c) Lessor warrants that it has not created and covenants that it will not create or permit to exist any Owner Encumbrance other than Permitted Encumbrances. Furthermore, Lessor shall indemnify, hold harmless and defend Charterer against any loss which Charterer may sustain by reason of, any Owner Encumbrances and/or Permitted Encumbrances (other than those set forth in Articles 13.1.(d)(i) and 13.1.(d)(ii) hereof).

     (d) "Permitted Encumbrances" shall mean (i) the rights of Charterer under this Agreement, (ii) the rights of Lessor under this Agreement, (iii) during the Initial Term or any extended term, liens for current master's and crew's wages and salvage, (iv) the rights of the Lessor Group under any lease consented to by Charterer in writing and a Lessor Group's mortgage of the FSO and security assignments in favor of certain lending institutions ("Lenders"), provided

        Charterer shall have received a Quiet Enjoyment Letter in the form attached hereto as APPENDIX E, and (v) liens arising in tort; and "Permitted Encumbrance" shall mean any of the foregoing.

     (e) "Owner Encumbrances" shall mean any liens, security interests or encumbrances resulting from voluntary or involuntary action by Lessor Group taken without the prior written approval of Charterer and not taken as the result of an Event of Default by Charterer.

13.2. Charterer agrees that if a libel or a complaint in admiralty (for purposes of this Article 13.2. called a "claim") shall be filed against the FSO, or if the FSO shall be otherwise levied upon or taken into custody or detained or sequestered by virtue of proceedings in any court or tribunal or by any government or other authority because of any claim (excluding a claim arising by the action or inaction of Lessor, the Lessor Group or any of their affiliates), Charterer shall at its own expense within 15 days thereafter cause the FSO to be released and each such claim to be discharged (except to the extent that the same shall be contested by Charterer in good faith by appropriate proceedings and there exists at the time no Charterer Event of Default). Charterer agrees forthwith to notify Lessor by telegram or facsimile, confirmed by letter, of each such claim involving amounts in excess of US $500,000 and of the release and discharge of each such claim. Charterer agrees to advise in writing at least once in each three-month period as to the status and merits of all such claims not released and discharged within 15 days as provided above, which either are not bonded or affect the ability of Charterer to use the FSO in the ordinary course of its business. Charterer agrees to indemnify, hold harmless and defend Lessor against any loss which Lessor may sustain by reason of any liens, security interests or encumbrances resulting from voluntary action by Charterer Group taken without the prior written approval of Lessor and not taken as the result of an Event of Default by Lessor.

14.   INVENTORY.

     A complete inventory of the FSO's entire outfit, equipment (including vessel equipment and supplies, cabin, crew and galley equipment), furniture, furnishings, appliances, spare and replacement parts and all unbroached consumable stores, fuel and lubricants onboard shall be jointly taken within thirty (30) days following Field Acceptance by representatives of Lessor and Charterer or by an independent outside firm as may be mutually agreed upon. A similar inventory shall be taken and mutually agreed upon at the time of Redelivery.

15.   GAS SALES AGREEMENT.

     Charterer and Lessor recognize that compliance with the terms of the gas sales agreement governing the Block B8/32 Concession will be required by the parties thereto, and Lessor and Charterer will generally cooperate in facilitating such compliance by the parties thereto.

16.   DOWNTIME.

16.1. Downtime shall mean any calendar day or part thereof on which the FSO is unable to:

     (a) load and deliver into its storage tanks the lesser of (i) 50,000 barrels of liquids or (ii) the amount of liquids that Charterer, its affiliates and designees are capable of delivering to the FSO, as determined in good faith by Charterer on the basis of demonstrated measured data;

     (b) store and keep at a minimum of 135 degrees Fahrenheit or such lower temperature as Charterer shall request at least 1,000,000 barrels of Crude Oil in its storage tanks; and

     (c) offload into offtake tankers the oil stored on the FSO at a minimum sustained rate of 24,000 barrels per hour or such lesser rate as the offtake tanker is warranted to accept or which Charterer has ordered to be pumped into the offtake tanker; PROVIDED, THAT, the FSO shall not be required to sustain such rates in the event of adverse weather conditions as specified in the Terminal Regulations Manual, as defined in the Operating Agreement.

16.2. Downtime shall occur notwithstanding the fact that maintenance or repairs are occurring, but excluding those resulting from Charterer's (but not Operator's) gross negligence or willful misconduct. Downtime shall not occur during the period that Charterer is adding or modifying equipment or connecting additional facilities pursuant to Article 7.8.(a) hereof.

16.3. Downtime shall be deemed not to occur during an event which is a Force Majeure event hereunder.

16.4. A Downtime Damages Period shall mean any calendar day, or a portion thereof beginning after Field Acceptance in which Downtime occurs. During any Downtime Damages Period resulting from the Downtime under Articles 16.1.(a) and (b) above, Charterer shall not be obligated to pay Lessor the Total Bareboat Rate in respect of any Downtime which occurs. Downtime under Articles 16.1.(a) and (b) shall be calculated on an hourly basis with any Downtime rounded to the nearest whole hour. A Downtime Damages Period under
     Article 16.1.(c) above shall mean any calendar day or a portion thereof during which Downtime under Article 16.1.(c) has caused an offtake tanker to incur demurrage. As a result of a Downtime Damages Period under Article 16.1.(c), Charterer shall be entitled to deduct any demurrage incurred during such Downtime Damages Period up to an amount not to exceed US $30,880 per day from the Total Bareboat Rate; PROVIDED, THAT, Charterer shall not deduct any demurrage if the amount of demurrage incurred during any single offloading does not exceed US $5,000. Charterer shall as soon as reasonably practicable notify Lessor of the occurrence of, and its estimate of the total amount of Downtime incurred. The Total Bareboat Rate, as invoiced on a monthly basis, shall be credited with any undisputed Downtime occurring during the prior month in accordance with Article 9.3.

17.   INSURANCE.

17.1. Lessor shall maintain or cause to be maintained in force during the term of this Agreement the following insurance coverages:

     (a) Hull and Machinery and Increased Value Insurance on the FSO in an amount not less than the estimated replacement value of the FSO on the London Institute Hull Clauses, or equivalent, including 3/4 Collision Liability coverage and be endorsed to Charterer as an additional insured and loss payee as its interest may appear during the term of this Agreement.

     (b) Protection and Indemnity Insurance on the FSO in an amount not less than US $100,000,000, subject to the rules of a Protection and Indemnity Club who are members of the International Group of P & I Clubs. The P & I entry to include 1/4 Collision Liability coverage and removal of debris. The P & I entry shall be endorsed to name the Charterer Group (as defined in Article 18.1.) as covered under the P & I insurance for misdirected arrow exposures (i.e., Rule 23 of London Steamship P & I Club Rule Book).

     (c) Supplemental Protection and Indemnity Insurance in an amount not less than US $100,000,000 (and in the case of Article 17.1.(g), not less than US $300,000,000) in favor of the Charterer Group and covering the Charterer Group in any circumstance in which misdirected arrow coverage is unavailable to any member of the Charterer Group as a result of an act or omission of any member of the Lessor Group (as defined in Article 18.1.) or any other person.

     (d) Workmen's Compensation and Employer's Liability Insurance (in an amount not less than US $1,000,000) covering Lessor Group's employees for statutory benefits as set out and required by local law in the area of operation or any area in which Lessor Group may become legally obligated to pay benefits.

     (e) Comprehensive General Liability and Automobile Liability Insurance covering premises and operations, independent contractors and contractual liability, as well as all owned, hired and non-owned vehicles. Minimum policy limits for personal injury and property damage shall be:

          (i) Comprehensive General Liability: US $1,000,000 single limit per occurrence;

          (ii) Automobile Liability: US $1,000,000 single limit per occurrence or such greater amount as required by applicable law.

     (f) Excess Liability, in an amount not less than US $25,000,000, excess of:

          (i) Employer's or Maritime Employer's Liability Insurance

          (ii) Comprehensive General Liability Insurance; and

         (iii) Automobile Liability Insurance.

     (g) Pollution Insurance for the FSO of US $300,000,000 per occurrence, subject to market availability. Lessor shall promptly notify Charterer if market availability results in Pollution Insurance of less than $300,000,000. For purposes of this Article 17.1.(g) only, "FSO" shall mean the portion of the FSO from and including the import flange on the single point mooring system to and including the export hose string up to the import flange of the offtake tanker.

17.2. All insurance pursuant to Article 17.1. shall include the waiver by the insurers of all rights of subrogation against the Charterer Group and also a clause specifying that the insurers shall file no claims whatsoever against the Charterer Group, and shall not exercise against the Charterer Group any right of counterclaim or setoff in respect of any liability of Lessor. Charterer Group shall be included as additional insureds under all insurance policies (other than Articles 17.1.(b), 17.1.(d), 17.1.(f)(i) and 17.1.(g)). Coverage under all insurance to be carried by Lessor shall be primary insurance and exclusive of any other insurance. In addition, all such insurance (other than Article 17.1.(b), 17.1.(d), 17.1.(f)(i) and 17.1.(g)) shall include a clause (i) requiring that each insurer promptly notify the Charterer in writing at the address to which notices are to be given to Charterer pursuant to Article 22. of any occurrence, including, without limitation, non-payment of premiums, which threatens to invalidate or render such insurance unenforceable, or result in its lapse, cancellation or reduction, in whole or in part, (ii) providing that any such lapse, cancellation or reduction shall not be effective as to the Charterer Group until fourteen (14) Days (seven (7) Days in the case of war risks) after receipt by Charterer of the notice referred to in (i) above,
     (iii) expressly providing that all of the provisions thereof, except the agreed values and the limits of the liability of the insurer under such policies, shall operate in the same manner as if there were a separate policy covering each insured and (iv) provide that in respect of the Charterer Group and each other indemnified party, such insurance shall not be invalidated by any action or inaction by a member of Lessor Group or other person or entity and shall insure the interest of the Charterer Group and any other indemnified party regardless of any breach or violation by a member of Lessor Group or any other person or entity of any representation, warranty, declaration or condition contained in such policy.

     Before commencing performance of this Agreement, Lessor shall furnish Charterer with either policies or brokers' letters satisfactory to them demonstrating compliance with this Article 17. Lessor shall, whenever so requested by Charterer, produce the insurance policies, the receipts evidencing payment of the current premiums, and documentation certified by the insurers as to the coverage and value of the policies.

17.3. Charterer shall maintain or cause to be maintained in force during the term of this Agreement the following insurance coverages:

     (a) Workman's Compensation and Employer's Liability Insurance (in an amount not less than US$1,000,000) covering Charterer Group's employees for statutory benefits as set out and required by local law in the area of operation or area in which Charterer Group may become legally obligated to pay benefits.

     (b) Comprehensive General Liability and Automobile Liability Insurance covering premises and operations, independent contractors and contractual liability, as well as all owned, hired and non-owned vehicles. Minimum policy limits for personal injury and property damage shall be:

          (i) Comprehensive General Liability: US $1,000,000 single limit per occurrence; and

          (ii) Automobile Liability: US $1,000,000 single limit per occurrence or such greater amount as required by applicable law.

     (c) Excess Liability, in an amount not less than US $25,000,000, excess of:

          (i) Employer's or Maritime Employer's Liability Insurance

          (ii) Comprehensive General Liability Insurance; and

         (iii) Automobile Liability Insurance.

     (d) Seepage and Pollution Insurance on normal industry terms for the reservoir, oil field installations and the flexible risers for US $50,000,000 per occurrence.

17.4. All insurance pursuant to Article 17.3. shall include the waiver by the insurers of all rights of subrogation against the Lessor Group and also a clause specifying that the insurers shall file no claims whatsoever against the Lessor Group, and shall not exercise against the Lessor Group any right of counterclaim or setoff in respect of any liability of Charterer. Lessor Group shall be included as additional insureds under all insurance policies (other than Article 17.3.(a)). Coverage under all insurance to be carried by Charterer shall be primary insurance and exclusive of any other insurance. In addition, all such insurance shall include a clause (i) requiring that each insurer promptly notify Lessor in writing at the address to which notices are to be given to Lessor pursuant to Article 22. of any occurrence, including, without limitation, non-payment of premiums, which threatens to invalidate or render such insurance unenforceable, or result in its lapse, cancellation or reduction, in whole or in part, (ii) providing that any such lapse, cancellation or reduction shall not be effective as to the Lessor Group until fourteen (14) Days (seven (7) Days in the case of war risks) after receipt by Lessor of the notice referred to in (i) above, (iii) expressly providing that all of the provisions thereof, except the agreed values and the limits of the liability of the insurer under such policies, shall operate in the same manner as if there were a separate policy covering each insured and (iv) provide that in respect of the Lessor Group and each other indemnified party, such insurance shall not be invalidated by any action or inaction by a member of Charterer Group or other person or entity and shall insure the interest of the Lessor Group and any other indemnified party regardless of any breach or violation by a member of Charterer Group or any other person or entity of any representation, warranty, declaration or condition contained in such policy.

     Before commencing performance of this Agreement, Charterer shall furnish Lessor with either policies or brokers' letters satisfactory to them demonstrating compliance with this Article 17. Charterer shall, whenever so requested by Lessor, produce the insurance policies, the receipts evidencing payment of the current premiums, and documentation certified by the insurers as to the coverage and value of the policies.

17.5. Except as specifically provided above in this Article 17., Lessor shall establish, and Charterer shall approve, insurance values, amounts, coverages and deductibles on forms and with insurers which are compatible and consistent with the standards of prudent owners and operators of vessels of similar type, size, age, location and activity as the FSO. Hull and machinery insurance shall be written on Institute Time Clauses - Hulls (1/10/83), Norwegian Hull Form or American Institute Hull Clauses (2nd June 1977). Charterer reserves the right to reject a specific insurance company for reasonable cause.

17.6. Notwithstanding anything else in this Article or elsewhere in this Agreement to the contrary, if a party or its affiliate fails to obtain the insurance which it has agreed to provide herein, or such insurance lapses or is terminated, such event shall constitute an immediate Event of Default under Article 30. by such party, and the other party, in addition to other remedies available to it under Article 31., shall have the immediate right, without notice or demand to the defaulting party, to obtain the insurance required pursuant to this Article which shall give rise to an immediate right of setoff for any expenses incurred, as a deduction from Hire payable, by drawing upon the Performance Guaranty, or as an additional payment due hereunder, as applicable.

17.7. The fact that the insurance policies required under this Article 17. have been taken out shall not be deemed to relieve either party in whole or in part of any of its obligations and responsibilities to the other party under this Agreement or to any third party, including its indemnification obligations under Article 18., nor does either party warrant to the other that such policies are adequate to indemnify it against any such risk, and the indemnifying party shall therefore be responsible for taking out, at its sole expense, such further or other policies as it considers necessary or prudent for its protection.

17.8. Each party shall bear all deductibles, franchises or self-insured retentions applicable to insurance taken out by such party.

17.9. Each party shall give the other prompt notice of any claim with respect of any of the insurance policies referred to in this Article, accompanied by full details of the incident giving rise to such claim and shall afford each other all such assistance as may be required, or reasonably requested, for the preparation and negotiation of any insurance claims hereunder.

18.   INDEMNITY.

18.1. Lessor shall protect, defend, indemnify and hold harmless Charterer and its affiliates, associates, co-venturers, co-venturers' subsidiaries and affiliates, and subcontractors at all levels and their respective shareholders, officers, employees and agents (hereinafter all such companies and persons called "Charterer Group") from and against any loss, damage, claim, expense, suit or liability (including attorneys' fees and legal costs) arising out of, or in any way related to, the injury, illness or death or property loss or damage (including to the FSO) sustained by Lessor, its affiliates, associates, co-venturers, subcontractors at all levels, sub-suppliers, lenders and their respective shareholders, officers and employees and agents and the Master and crew of the FSO (hereinafter all such persons and companies called "Lessor Group") howsoever caused or arising and regardless of a member of Charterer Group's or of any third party's (i) sole, concurrent, active or passive negligence, (ii) a defect in its property or equipment and (iii) liability or limitation thereof under any applicable statute of law or theory including strict liability.

18.2. Charterer shall protect, defend, indemnify and hold harmless Lessor Group from and against any loss, damage, claim, expense, suit or liability (including attorneys' fees and legal costs) arising out of, or in any way related to the injury, illness or death or property loss or damage (including oil and gas reservoirs, pipelines and platforms in which Charterer Group has an interest, but excluding the FSO) sustained by Charterer Group howsoever caused or arising and regardless of a member of Lessor Group's or of any third party's (i) sole, concurrent, active or passive negligence, (ii) a defect in its property or equipment and (iii) liability or limitation thereof under any applicable statute of law or theory including strict liability.

18.3. Subject to the provisions of Articles 18.5., 18.6. and 18.9., Lessor agrees to indemnify, defend and save Charterer Group harmless from and against any and all losses, claims, demands, liabilities, damages, suits or actions in rem or otherwise (including expenses and attorneys' fees) for loss or damage to or injury, illness or death of, third parties regardless of any right that may be afforded to any member of Lessor Group to claim limitation of liability under any applicable law, statute or convention with respect to claims by third parties (which shall exclude Charterer Group and Lessor Group) to the extent, and only to the extent, such losses, claims, demands, liabilities, damages, suits or actions arise out of Lessor Group's sole or concurrent active negligence; PROVIDED, FURTHER, that to the extent that any loss, claim, demand, liability, damage, suit or action brought by any third party arises in part out of Charterer Group's concurrent active negligence, Lessor shall indemnify, defend and save Charterer Group harmless from and against such loss, claim, demand, liability, damage, suit or action in the proportion to which the collective concurrent active negligence of all members of the Lessor Group bears to the total collective concurrent active negligence of all members of both the Lessor Group and the Charterer Group.

18.4. Subject to the provisions of Articles 18.5., 18.6. and 18.9., Charterer agrees to indemnify, defend and save Lessor Group harmless from and against any and all losses, claims, demands, liabilities, damages, suits or actions in rem or otherwise (including expenses and attorneys' fees) for loss or damage to or injury, illness or death of third parties regardless of any right that may be afforded to any member of Charterer Group to claim limitation of liability under any applicable law, statute or convention with respect to claims by third parties (which shall exclude Charterer Group and Lessor Group) to the extent, and only to the extent, such losses, claims, demands, liabilities, damages, suits or actions arise out of Charterer Group's sole or concurrent active negligence; PROVIDED, FURTHER, that to the extent that any loss, claim, demand, liability, damage, suit or action brought by any third party arises in part out of Lessor Group's concurrent active negligence, Charterer shall indemnify, defend and save Lessor Group harmless from and against such loss, claim, demand, liability, damage, suit or action in the proportion to which the collective concurrent active negligence of all members of the Charterer Group bears to the total collective concurrent active negligence of all members of both the Lessor Group and the Charterer Group.

18.5. (a) From and after Field Acceptance, Charterer agrees to indemnify, defend and save Lessor Group harmless from and against any and all losses, claims, demands, liabilities, damages, costs, expenses, penalties and/or fines, suits or actions in rem or otherwise (including expenses and attorneys' fees) for loss or damage to Lessor Group arising out of seepage or pollution of crude oil and gas from reservoirs, pipelines, platforms and other property related thereto (excluding the FSO) owned or leased by Charterer Group while such property is in Charterer Group's custody and control, including cost of cleanup of same.

     (b) With respect to seepage or pollution from the FSO, Charterer shall conduct cleanup operations and Lessor shall provide all reasonable assistance; ultimate financial responsibility for the cost of such cleanup will be borne by Lessor Group as provided in Article 18.6.(a). If Charterer causes crude oil or gas located on the FSO to be insured, Charterer shall cause Lessor Group to be named as co-insureds in such policy as their interests may appear.

18.6. (a) Notwithstanding Article 18.5., Lessor shall be solely responsible for and shall indemnify, defend and save Charterer Group harmless from and against any and all losses, claims, demands, liabilities, damages, costs, expenses, penalties and/or fines, suits or actions in rem or otherwise (including expenses and attorneys' fees) for loss or damage to Charterer Group arising from or caused by any seepage or pollution originating under or above the surface of the water from (i) spills of crude oil, gas, fuels, bunkers, slop tanks, lubricants, motor oils, pipe dope, paints, solvents, ballast, bilge, garbage and sewage in Lessor Group's possession or control (including the FSO) and (ii) any property or equipment (including the FSO) owned, leased or provided by the Lessor Group including costs of cleanup of same.

     (b) Notwithstanding Article 18.5., Charterer shall be solely responsible for and shall indemnify, defend and save Lessor Group harmless from and against any and all losses, claims, demands, liabilities, damages, costs, expenses, penalties and/or fines, suits or actions in rem or otherwise (including expenses and attorneys' fees) for loss or damage to Lessor Group arising from or caused by any pollution originating under or above the surface of the water from (i) spills of fuels, bunkers, slop tanks, lubricants, motor oils, pipe dope, paints, solvents, ballast, bilge, garbage and sewage in Charterer Group's possession or control (other than FSO) and (ii) any property or equipment owned, leased or provided by the Charterer Group (other than the FSO) including costs of cleanup of same.

18.7. Except as provided in Articles 18.3. and 18.4., all excuses from liability for one party and all indemnities given by one party to the other party or to the other party's Group pursuant to this Agreement shall apply regardless of the sole negligence or gross negligence or breach of duty or strict liability of the parties to be indemnified but shall not apply in the case of willful misconduct.

18.8.  As used herein, "affiliate" shall mean any company or legal entity which
     (i) controls either directly or indirectly a party hereto, or (ii) which is itself effectively controlled directly or indirectly by such party, or
     (iii) is directly or indirectly effectively controlled by a company or entity which directly or indirectly controls such party. "Control" means the right, whether by voting or otherwise, to appoint a director of the company concerned. "FSO," as used herein, shall include the FSO, the swivel and risers down to the outlet flange from the PLEM, and the export hoses up to and including the output flange on such hoses.

18.9. In no event shall either party's Group be liable for any loss of production, loss of oil or gas, loss of revenue or profit, loss of commercial advantage, demurrage, or any consequential or indirect losses or damages suffered by the other party's Group as a result of any act or omission or negligence, unseaworthiness of the FSO or otherwise. This Article shall not be construed as a limitation upon the third party indemnification provisions of this Agreement.

18.10. The provisions of this Article 18. are intended to specifically allocate certain liabilities between the parties hereto in the events described in this Article 18 but shall not be interpreted to waive or excuse performance by any party of its representations, warranties and covenants set forth in this Agreement.

18.11. (a) For the purposes of this Article 18.11., the term "Indemnitee" will refer to the person or persons indemnified or entitled (or claiming to be entitled) to be indemnified pursuant to the provisions of this Agreement; and the term "Indemnitor" will refer to the person having the obligation to indemnify pursuant to such provision.

     (b) An Indemnitee will promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the loss, claim, demand, liability, damages, cost, expense, penalty and/or fine, suit or action in rem or otherwise (the "Claim") if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice will not affect the right of the Indemnitee to indemnification except to the extent such failure will have resulted in liability to the Indemnitor that could have been avoided had such notice been provided promptly.

     (c) The obligations and liabilities of an Indemnitor under this Agreement with respect to Claims of any third party that are subject to the indemnification provided for in this Article 18. ("Third Party Claims") will be governed by the following additional terms and conditions: if an Indemnitee receives notice of any Third Party Claim, the Indemnitee will give the Indemnitor notice of such Third Party Claim pursuant to clause (b) above, and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice that is reasonably acceptable to the Indemnitee. In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee will have the right to participate at its own expense in the defense of such asserted liability, will cooperate with the Indemnitor in such defense and make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event the Indemnitor does not elect to assume the defense against any such Third Party Claim, the Indemnitor will pay all reasonable costs and expenses of such defense as incurred and will cooperate with the Indemnitee (and be entitled to participate) in such defense and make available on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the prior written consent of the Indemnitee, which consent will not unreasonably be withheld or action with respect thereto unduly delayed. No Indemnitee shall be entitled to any indemnification under this Agreement from the Indemnitor for any Third Party Claim that it settles without the prior written consent of the Indemnitor in each instance.

19.   NON-WAIVER OF DEFAULTS.

19.1. Any failure by either party at any time, or from time to time, to enforce or require the strict keeping and performance of any of the terms or conditions of this Agreement, or to exercise a right hereunder, shall not constitute a waiver of such terms or conditions.

20.   FORCE MAJEURE.

20.1. Any loss or damage or delay in, or failure of performance of either party shall not constitute default hereunder or give rise to any claims for damages if and to the extent that such loss, damage, delay or failure is caused by "Force Majeure."

20.2. In this Agreement "Force Majeure" shall denote any event the happening of which could not be prevented even though a person against whom it happened or threatened to happen were to take such appropriate care as might be expected of a Reasonable and Prudent Operator, as hereinafter defined. "Reasonable and Prudent Operator" when used to describe the standard of care to be exercised by a party in performing its obligations means the degree of diligence and prudence and foresight reasonably and ordinarily exercised by experienced operators engaged in the same line of business under the same or similar circumstances and conditions and when used to determine the action that would be required of a party means the action an experienced commercial operator engaged in the same line of business under the same or similar circumstances and conditions would take in the exercise of such due diligence, prudence and foresight. Notwithstanding Article 20.1., Force Majeure shall not release either party from any obligation to give a notice or make any payment (including, in particular, any payment of Hire) under this Agreement except where the making of a payment is prevented by a Force Majeure event affecting the transfer of monies by the payor. Any payments which are so prevented from being made by reason of Force Majeure shall, upon the cessation of the Force Majeure event, be made as soon as practicable thereafter in addition to any other amounts which may then be payable by such party under this Agreement.

20.3. Events which may, subject to Article 20.2., be considered Force Majeure events shall include but not be limited to acts of government, strikes, lock-outs, acts of public enemy, wars whether declared or undeclared, blockades, insurrection, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, inability to obtain necessary materials or supplies due to changes in laws and regulations and material changes in the obligations of the concessionaire under the Concession Agreement, as herein defined, imposed unilaterally by the Government of Thailand and inability of PTT to accept delivery of gas delivered to PTT under the Gas Sales Agreement where such inability constitutes an event of Force Majeure under the Gas Sales Agreement which has been declared.

20.4.  A party claiming relief on account of Force Majeure shall:

     (a) as soon as practicable give notice to the other party of the happening said to constitute Force Majeure, such notice to include full information about the circumstances and a statement of the steps and time believed necessary to remedy the failure but neither party shall be obligated to settle or prevent any strike or other industrial action except on terms which, in its sole judgment, are acceptable to it; and

     (b) proceed as a Reasonable and Prudent Operator at its own expense to remedy the failure as rapidly as possible.

21.   LAW AND ARBITRATION.

21.1. This Agreement shall be construed and governed in accordance with the maritime law of the United States of America and, to the extent such law is inapplicable, with the laws of the State of New York excluding any conflict of law rules. In connection with the interpretation of any exhibit hereto, the choice of law of this Agreement shall prevail.

21.2. Any dispute arising under or in connection with this Agreement shall be settled by arbitration in New York City under the rules of the American Arbitration Association. The party requesting arbitration shall serve upon the other party a written demand for arbitration with the name and address of the arbitrator appointed by it, and such other party shall, within ten
     (10) days thereafter, appoint an arbitrator, and the two arbitrators so named, if they can agree, shall appoint a third. If the two arbitrators cannot agree, a third arbitrator shall be appointed by the American Arbitration Association. The decision or award of any two arbitrators shall be final and binding upon the parties. In no event shall any dispute or consolidated group of disputes be determined by more than three arbitrators. Should the party upon whom the demand for arbitration is served fail or refuse to appoint an arbitrator within ten (10) days, the single arbitrator shall have the right to decide alone, and his decision or award shall be final and binding upon the parties. The arbitrator(s) shall have the discretion to impose the cost of the arbitration proceedings, including reasonable attorney's fees upon the losing party, or divide it between the parties on any terms which may appear just; PROVIDED, HOWEVER, that in no event may the arbitrator(s) award any punitive, special or exemplary damages.

21.3. Judgment upon the arbitration award rendered may be entered in any Court having either personal or in rem jurisdiction, or application may be made to such Court for a judicial acceptance of the award and an Order of Enforcement, as the case may be. In this regard, Lessor and Charterer hereby submit to the jurisdiction of the federal and state courts located in Houston, Harris County, Texas.

22.   NOTICES.

22.1. Notices or other communications required to be given by either party pursuant to this Agreement shall be written in English and delivered personally or sent by mail or by facsimile to the address of the other party set forth in Article 22.2. below, or to such other address as may from time to time be designated by the other party through notification of such party. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

     22.1.1 Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

     22.1.2 Notices given by mail shall be deemed effectively given on the seventh day after the date mailed (as indicated by the postmark) by registered airmail, postage prepaid, or the third day after delivery to an internationally recognized courier service;

     22.1.3 Notices given by facsimile shall be deemed effectively given on the first business day following the date of transmission, as indicated on the document in question.

22.2. Except as otherwise provided in Article 22.1., the parties shall give all notices and send all invoices and communications under this Agreement to:

     22.2.1  If to Lessor:
            Watertight Shipping B.V.
            Einstein Building
            Kabelweg 21
            1014 BA Amsterdam
            The Netherlands
            Attention: Mr. Jacob Sajet
            Fax: 31-20-684-7552

     22.2.2  If to the Charterer:
            Thaipo Limited
            Thai Romo Limited
            Palang Sophon Limited
            B8/32 Partners Limited
            18th Floor, B.B. Building
            54 Soi Asoke, Sukhumvit 21 Rd.
            Kwaeng Klongtoey Nua, Khet Klontoey
            Bangkok 10110, Thailand
            Attn: Resident Manager
            (662) 260-7151 (phone)
            (662) 260-7150 (fax)

     22.2.3 All references in this Agreement to a Business Day shall refer to a day other than Saturdays and Sundays or other days on which banks in New York City and Bangkok are required or authorized to be closed for business.

23.   PURCHASE OPTION.

23.1. Provided that an Event of Default by Charterer under Article 30. of this Agreement is not existing, Charterer shall have the right to exercise an option (the "Purchase Option") to purchase the FSO (including its on-board spare parts) from the Lessor free from all encumbrances (except encumbrances created by Charterer),

     (a) at the expiration of the Initial Term for a price of Twelve Million Six Hundred Twenty-Eight Thousand Dollars (US $12,628,000.00); or

     (b) at any time during the Initial Term at a price to be determined by reference to APPENDIX C-1, or

     (c) at any time during the Initial Term, if an Event of Default by Lessor has occurred under Article 30. of this Agreement and Charterer has elected, pursuant to Article 31.1.(b) hereof to exercise this Purchase Option for a price determined by reference to APPENDIX C-2; or

     (d) if, in the opinion of Charterer (and, if requested by Lessor, in the opinion of Charterer's outside counsel), such purchase is required by relevant governmental authorities pursuant to applicable laws, rules, regulations or agreements with such governmental authorities, for a price determined by reference to APPENDIX C-1.

23.2.  Lessor agrees that if Charterer exercises any option pursuant to this
     Article 23. to purchase the FSO, Lessor will on or before the scheduled closing of such purchase cause all liens with respect to the FSO (except liens caused by the Charterer Group) to be lifted.

23.3. Except with respect to Article 23.1.(c), in the event that Charterer exercises its Purchase Option, such purchase price shall be reduced by any amounts due from Lessor under this Agreement which have been mutually agreed or determined pursuant to the terms of Article 21. at the time of such purchase.

23.4. If Charterer is exercising its Purchase Option pursuant to Article 23.1.(a), (b) or (c) above, Charterer shall provide notice of its intent to do so in accordance with the relevant provisions of this Agreement. If Charterer is exercising its Purchase Option pursuant to Article 23.1.(d) above, Charterer shall provide notice of its intent to do so at the earliest reasonable practicable opportunity.

23.5. In the event the Purchase Option is exercised, unless agreed otherwise between Charterer and Lessor, Lessor shall sell the FSO and Charterer shall purchase the FSO "as is," safely afloat, at the time and place of redelivery of the FSO pursuant to Article 25., at which time:

     (a) Lessor shall deliver to Charterer:

          (i) A certificate signed by a duly authorized executive of Lessor to the effect that the FSO is free from all encumbrances (except encumbrances created by Charterer),

          (ii) A certificate signed by the appropriate government official of the Country of Registry showing Lessor as the sole owner of the FSO and no liens of record other than encumbrances to be satisfied out of the FSO's sales proceeds,

         (iii) A legal bill of sale for the FSO free from all encumbrances and maritime liens and any other debts whatsoever, duly notorially attested and legalized by the appropriate authority and a letter of undertaking to provide for the deletion of the FSO from the Panamanian registry of vessels within thirty (30) days of the date of delivery of the FSO to Charterer,

          (iv) Copies of class and trading certificates (where relevant to its class) for the FSO valid at the time of delivery,

          (v) All government approvals necessary to transfer the FSO to Charterer and, if requested by Charterer, to delete the FSO from registry in the Country of Registry and any country claiming jurisdiction over Lessor's power to sell the FSO,

          (vi) Copies of all log books, classification certificates, manuals and other documents in the Lessor's possession or control arising out of or related in any way to the FSO's design, engineering, construction, operation and maintenance, and

         (vii) Physical possession of the FSO.

     (b) On delivery, Charterer shall pay the purchase price to Lessor or its designee by transfer to Lessor's account then designated for receipt of Hire payments. Payment of any Thailand sales, VAT or other taxes attributable the sale shall be the responsibility of Charterer. At the time of delivery, if there are no unpaid claims which have been asserted hereunder, Charterer shall promptly return the Performance Guaranty to the issuer thereof.

     (c) Each party shall deliver to the other party such additional documentation or take such additional action as such other party may reasonably request or as may be customary at the time with respect to the sale of vessels registered in the Country of Registry and which is not in

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
        conflict with the provisions of this Agreement, provided that Lessor shall not be required to arrange or pay for a dry-docking or inspection of the FSO for purposes of said sale and purchase.

24.   GUARANTY.

24.1. Lessor has delivered to Charterer a Guaranty and Indemnity Agreement ("Lessor Parent Company Guaranty") in the form of APPENDIX B-1 hereto, executed by its ultimate corporate parent, Omni Offshore Holdings, Limited, a company organized under the laws of Liberia, guaranteeing the performance by Lessor of its obligations hereunder.

24.2. Upon Delivery, Lessor or its designee shall provide to Charterer, at Lessor's sole expense, an irrevocable and unconditional letter of credit in favor of Charterer in the amount of Five Million Dollars (US $5,000,000) to guarantee the due, proper and full performance by Lessor of its obligations under this Agreement (the "Performance Guaranty"). The Performance Guaranty shall be (i) executed on a form attached hereto as APPENDIX B-2 with such modifications as are acceptable to Charterer, (ii) issued by a bank acceptable to Charterer, and (iii) valid and available to Charterer until a date not less than ninety (90) days after the end of the Initial Term; PROVIDED, HOWEVER, that the term of the Performance Guaranty shall initially be for a period of one (1) year, but shall be continually renewed and extended, each renewal and extension to be for a period of one year if, as of ten (10) days prior to the expiration of the initial term of the Performance Guaranty, or any renewal or extension thereof, the term of the Performance Guaranty is less than ninety (90) days more than the Initial Term. In addition to any other rights Charterer may have to draw upon the Performance Guaranty, Charterer shall have the immediate right to draw upon the Performance Guaranty in full prior to its expiration if (i) Lessor has not timely renewed and extended the Performance Guaranty in accordance with the immediately preceding sentence or (ii) Lessor attempts to terminate the Performance Guaranty prior to ninety (90) days after the expiration of the Initial Term; PROVIDED, HOWEVER, that if Lessor subsequently delivers a new Performance Guaranty and there is no other existing Event of Default by Lessor, Charterer shall promptly pay to Lessor any amounts drawn by Charterer pursuant to this sentence. In the event that Lessor or its Guarantor or its or their subcontractors fail to comply with any of their obligations under this Agreement and Charterer, as a result, shall have the right at any time under this Agreement either to (i) be reimbursed or indemnified by Lessor or its Guarantor for any loss or expenditure incurred by Charterer or (2) receive any contractual damages (including liquidated damages) from Lessor, then Charterer shall have the right to draw on the Performance Guaranty on its first demand and thereafter from time to time in such amount as needed to satisfy such obligation of Lessor or its Guarantor to Charterer. In the event of a draw on the Performance Guaranty, other than a draw in connection with the termination of the Agreement, Lessor shall, within ten (10) Business Days from the date of such draw, restore the Performance Guaranty to Five Million Dollars (US $5,000,000). Any draw on the Performance Guaranty shall be effected by the member of the Charterer that is at the time such draw the field operator pursuant to the Concession Agreement (the "Field Operator").

25.   REDELIVERY OF FSO.

     The FSO shall at the expiration or termination or as provided in Article 31.2.(b) of this Agreement (unless lost or a constructive total loss or under requisition or purchased by Charterer) be redelivered to Lessor at the Offshore Site (the "Redelivery"), as is - where is, in accordance with the following conditions. The FSO shall be redelivered to Lessor properly documented and in class with no recommendations, fair wear and tear not affecting class excepted. Charterer shall have discharged substantially all free crude oil (other than tank bottoms) from the FSO. Any expenses of degassing or demucking upon Redelivery shall be borne by Lessor. The FSO shall upon Redelivery have her class certificates valid. Charterer will render the FSO available to Lessor at the time of

     Redelivery for survey, inspection, testing and inventory check at Lessor's expense. Charterer at its expense shall meet its Redelivery obligations and the charter period shall be extended for the period necessary to make any deficiencies good. During any such period the compensation payable under
     Article 9. before Redelivery shall not be so payable provided Charterer's obligations herein are met promptly and expeditiously. Prior to and during the Redelivery of the FSO, Charterer shall provide such reasonable assistance to Lessor as Lessor requests in order to effect taking Redelivery of the FSO, including but not limited to temporary office facilities onshore and transportation from Charterer's shore base to the FSO and vice versa for Lessor's personnel and supplies as is reasonable under the circumstances. On Redelivery, Lessor shall be free (i) to cut and either remove or abandon the anchor chains, the risers, buoyancy tanks and the control umbilicals (but so as to leave no hazard to shipping and to avoid damage to Charterer's wells, wellheads, pipelines, PLEM or other equipment) and to remove the FSO from the Offshore Site but without having any obligation to remove subsurface equipment or materials including piling or any other obligation to clear the Offshore Site and (ii) to remove any free crude oil not previously removed by Charterer at Charterer's expense.

26.   REQUISITION.

26.1. If the FSO is seized, expropriated, confiscated, nationalized or requisitioned by any authority (other than the government, or any department, commission or agency thereof, of the Country of Registry, whether a legally constituted governmental authority or otherwise), and such seizure, expropriation, confiscation, nationalization or requisition has continued for a period of at least 30 consecutive days, this Agreement, at the option of Charterer, may continue in force or may be terminated at any time during the period of seizure, expropriation, confiscation, nationalization or requisition, provided that in the event Charterer elects to terminate, notice shall be given to Lessor by Charterer and compensation, as specified in Article 9., shall cease as of the date occurring 30 days prior to the date of notice of termination and the FSO shall be deemed to have been Redelivered to Lessor by Charterer. If Charterer has previously paid any or all of such compensation in respect of such 30 day period, Lessor shall promptly refund such amount to Charterer.

26.2. In the event the FSO is seized, expropriated, confiscated, nationalized or requisitioned (collectively, an "Expropriation") by the government, or any department, commission or agency thereof, of the Country of Registry, whether a legally constituted governmental authority or otherwise, this Agreement shall be deemed terminated and compensation, as specified in
     Article 9.1., shall cease as of the date of Expropriation and the FSO shall be deemed to have been redelivered to Lessor by Charterer; PROVIDED, THAT, the provisions of this Article 26.2. with respect to termination of this Agreement shall not become applicable until the earlier of (a) one (1) month after such Expropriation or (b) the date that Lessor and, if applicable, Charterer have agreed that the FSO cannot be released from such Expropriation.

26.3. In the event any seizure, expropriation, confiscation, nationalization or requisition of the FSO occurs, Lessor shall use its best efforts to arrange the release of the FSO therefrom (including, without limitation, changing the Country of Registry of the FSO) and shall afford Charterer the opportunity to join in any such action.

27.   GENERAL AND PARTICULAR AVERAGE.

     General average if any shall be adjusted according to the York-Antwerp Rules 1994 or any subsequent modification thereof current at the time of the casualty.

28.   SALVAGE.

     All salvage and towage shall be for Lessor's benefit and the cost of repairing damage occasioned thereby shall be borne by Lessor.

29.   AUDIT.

     Lessor shall maintain its records which pertain to Articles 9. and 11. hereof in accordance with generally accepted international accounting principles and will keep copies of all applicable documents, forms and third-party invoices, etc., and will permit Charterer to inspect such records at any time upon request during regular business hours.

30.   DEFAULT.

     The following events by either party hereto or any guarantor ("Guarantor") under the Lessor Parent Company Guaranty shall constitute an Event of
     Default:

     (a) failure to observe any material covenant, condition or agreement to be performed or observed by said party hereunder or any Guarantor under the Lessor Parent Guaranty; or

     (b) any representation or warranty made herewith or pursuant hereto or pursuant to the Lessor Parent Company Guaranty shall prove to be incorrect at any time in any material respect; or

     (c) said party or Guarantor shall become insolvent or bankrupt or consent to the appointment of a trustee or receiver, or a trustee or receiver shall be appointed for said party or for a substantial part of its property without its consent and shall not be dismissed for a period of thirty (30) days, or bankruptcy, reorganization or insolvency proceedings shall be instituted by or against said party and, if instituted against said party, shall not be dismissed for a period of thirty (30) days, and at any time thereafter so long as the same shall be continuing; PROVIDED, THAT, in any such case, no other Guarantor has agreed within such thirty (30) day period to accept and fulfill the obligations of such insolvent, reorganizing or bankrupt party or Guarantor; or

     (d) A Force Majeure Event shall have occurred preventing payment by Charterer of amounts due hereunder and such failure to pay continues unremedied for a period of 60 consecutive days.

31.   REMEDIES.

31.1. Upon the occurrence of an Event of Default of Lessor or its affiliate and at any time thereafter so long as the same shall be continuing, Charterer may, at its option, upon ninety (90) days' (or in the case of a failure to maintain or renew the full amount of the Performance Guaranty, two (2) Business Days') notice thereof to Lessor, declare this Agreement to be in default; and, at any time thereafter, so long as Lessor shall not have remedied or have commenced and at all times thereafter diligently acted to remedy all outstanding Events of Default, Charterer may:

     (a) terminate this Agreement, compensation as specified in Article 9.1. shall cease as of the date of termination and Charterer shall redeliver the FSO to Lessor as if the FSO were being redelivered pursuant to
        Article 25. hereof; or

     (b) exercise its right to exercise the Purchase Option at a price to be determined by reference to APPENDIX C-2 (offsetting any damages which have been established at the time of such purchase against the purchase price of the FSO to the extent provided below) and terminate compensation under Article 9.1.

     In either case, Charterer shall also have the additional right to draw upon the Performance Guaranty as provided in Article 24.2.

     If Charterer exercises its Purchase Option under sub-clause (b) above, it will not offset any damages against the price set forth in APPENDIX C-2 except to the extent that (i) no additional drawings under the Performance Guaranty are available, and (ii) Charterer's damages exceed the difference between the amount set forth in APPENDIX C-1 minus the amount set forth in APPENDIX C-2 as of the date of purchase of the FSO; PROVIDED, HOWEVER, that the foregoing limitation on offset of damages shall not in any manner limit or diminish Charterer's claim for damages under this Agreement, the Performance Guaranty or the Lessor Parent Guaranty.

     In addition to all other remedies available at law or in contract (and otherwise permitted by this Agreement), Lessor shall be liable for any and all damages to Charterer resulting from termination of this Agreement and for all legal fees and any other costs and expenses whatsoever incurred by Charterer by reason of the occurrence of any Event of Default or by reason of the exercise by Charterer of any remedy hereunder, including, without limitation, any costs and expenses incurred by Charterer in connection with Redelivery of the FSO. Notwithstanding the remedies available to Charterer under this Article 31., the provisions of Article 18.9. shall apply so as to limit the damages of Charterer, PROVIDED that if Lessor shall breach its obligation other than for reasons wholly outside its control to sell the FSO to Charterer if Charterer exercises its Purchase Option under sub-clause (b) above, Lessor shall be liable to the Charterer for direct damages to Charterer arising from such breach. Charterer must use reasonable efforts to mitigate its damages.

31.2. Upon the occurrence of an Event of Default of Charterer (provided that such Event of Default did not arise out of or result from actions, or omissions to act, of Operator under the Operating Agreement) and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, upon ninety (90) days' notice (or, in the case of an Event of Default based on a failure to pay money when due (including a failure by reason of Force Majeure), thirty (30) days' notice) thereof to Charterer, declare this Agreement to be in default; and, at any time thereafter, so long as Charterer shall not have remedied or (except as to an Event of Default based on a failure to pay money when due) have commenced and at all times thereafter diligently acted to remedy all outstanding Events of Default, Lessor may do, and Charterer shall comply with, one or more of the following, as Lessor in its sole discretion shall so elect, to the extent permitted by, and subject to compliance with any mandatory requirements of applicable law then in effect:

     (a) Lessor may terminate this Agreement.

     (b) Upon written demand, Lessor may cause Charterer to, and Charterer hereby agrees that it will, redeliver the FSO to Lessor within a reasonable period of time not to exceed 45 days and in the same manner and in the same condition as if the FSO were being redelivered pursuant to Article 25. hereof; or Lessor or its agent, at Lessor's option, may, but shall be under no obligation to, retake the FSO irrespective of whether Charterer or any other person may be in possession of the FSO, upon 24 hours prior notice but without prior demand and without legal process, and for that purpose Lessor or its agent may take possession thereof.

     (c) Lessor or its agent may sell the FSO at public or private sale, with notice to Charterer, or otherwise may dispose of, hold, use, operate, charter (whether for a period greater or less than the balance of what would have been the charter period for the FSO in the absence of the termination of Charterer's rights to the FSO) to others or keep idle, all on such terms and conditions and at such place or places as Lessor may determine.

     Notwithstanding the foregoing, in the event of an Event of Default by Charterer under Article 30., the Event of Default of Charterer shall be deemed to be cured for all purposes if any member of Charterer which has not caused the Event of Default of Charterer pursuant to Article 30. shall increase its respective Concessionaire Percentage so that the Concessionaire Percentages of all members of Charterer which have not caused the Event of Default of Charterer pursuant to Article 30. shall total 100% and no amounts are due and owing by Charterer under this Agreement.

     In addition, Charterer shall be liable for and shall pay to Lessor within thirty days after Lessor takes redelivery or possession of the FSO a lump sum equal to the discounted present value (discounted at an annually compounded percentage rate of twelve percent (12%) per annum) of any and all remaining Hire payable during the Initial Term, as well as the actual amount of all legal fees and any other costs and expenses whatsoever incurred by Lessor by reason of the occurrence of any Event of Default of Charterer or by reason of the exercise by Lessor of any remedy hereunder, including, without limitation, any costs and expenses incurred by Lessor in connection with the Redelivery or retaking of the FSO. Lessor must use reasonable efforts to mitigate its damages and shall apply any amounts received from the sale or re-charter (for a period equal to the remainder of the term of this Agreement) of the FSO (after deducting Lessor's direct out-of-pocket expenses of making the FSO ready for sale or re-charter) to reduce the amount of any charter hire and other amounts payable by Charterer to Lessor pursuant to the last paragraph of this Article 31.2.

31.3. Each party's remedies referred to in this Article 31. are intended to be the exclusive remedies of such party under this Agreement; PROVIDED, HOWEVER, that either party may enforce performance of these remedies by all legal or equitable means.

31.4. No express or implied waiver by either party of any Event of Default shall be in any way, or be construed to be, a waiver of any further or subsequent Event of Default.

32.   MISCELLANEOUS.

32.1.  (a) All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in contravention of Article 9.1. or this Article 32. shall be null and void.

     (b) Charterer shall be entitled to assign its rights, duties and obligations hereunder to an affiliate without the consent of Lessor; PROVIDED, THAT, such assignment shall not relieve Charterer for any of its obligations under this Agreement.

     (c) Any member of Charterer shall be entitled to pledge and/or assign its rights under this Agreement by way of security to any lending institution providing financing for the transactions contemplated hereby or related to the development of the concession or a collateral agent on their behalf provided that any such pledge or assignment does not release the assignor of the assignor's obligations hereunder, from any of their respective obligations to the Lessor.

     (d) Charterer shall not subcharter the FSO to any party including an affiliate without the prior written consent of Lessor such consent not to be unreasonably withheld.

     Save as specifically provided above and in Articles 9.1. and 13.1.(d), neither party hereto shall be entitled to assign any rights or obligations under this Agreement without the prior consent of the other party, not to be unreasonably withheld. Charterer shall maintain a written record that identifies Lessor as the person entitled to payments under this Agreement. In the event of a permitted assignment by Lessor of any of its rights under this Agreement, such assignment will be reflected on the record maintained by Charterer.

32.2. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one original document.

32.3. Except as specifically provided herein to the contrary, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto or their permitted assignees.

32.4. This Agreement may be amended or modified and any condition herein specified may be waived by mutual consent of the parties by a written instrument executed on behalf of the parties.

32.5. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

32.6. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining portions hereof shall remain in full force and effect and shall not be effected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

32.7. Each of the parties hereto intends this Agreement will be treated as a lease of the FSO from Lessor to Charterer. Neither Charterer, Lessor, nor any of their respective affiliates will take any action nor file any document with any governmental authority including, without limitation, any tax return, which is inconsistent with such characterization of this Agreement as a lease.

32.8. Termination of this Agreement, regardless of cause, shall not relieve either party of its respective obligations and limitations arising from or incident to this Agreement prior to its termination including, without limitation, each parties indemnification obligations hereunder.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day, month and year just written above.

  LESSOR:                              CHARTERER:

  Watertight Shipping B.V.             Thaipo Limited

       /s/ JACOB SAJET                      /s/ STEPHEN R. BRUNNER
       ------------------------------       ------------------------------
       Name: Jacob Sajet                    Name: Stephen R. Brunner
       Title: Managing Director             Title: Director
  By:                                  By:

                                       Thai Romo Limited

                                            /s/ DAVID CHAVENSON
                                            ------------------------------
                                            Name: David Chavenson
                                            Title: Managing Director
                                       By:

                                       Palang Sophon Limited

                                            /s/ CHARN SOPHONPANICH
                                            ------------------------------
                                            Name: Charn Sophonpanich
                                            Title: Director
                                       By:

                                            /s/ SIRITAS
                                            PRAESERT-MANUKITCH
                                            ------------------------------
                                            Name: Siritas
                                            Praesert-Manukitch
                                            Title: Director
                                       By:

                                       B8/32 Partners Limited

                                            /s/ DAVID CHAVENSON
                                            ------------------------------
                                            Name: David Chavenson
                                            Title: Director
                                       By:

                                            /s/ JEFFREY SEVERIN
                                            ------------------------------
                                            Name: Jeffrey Severin
                                            Title: Director
                                       By:

                                            /s/ SIRITAS
                                            PRAESERT-MANUKITCH
                                            ------------------------------
                                            Name: Siritas
                                            Praesert-Manukitch
                                            Title: Director
                                       By: